SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.

For period ending 07/31/2005
File number 811-5686
Series No.: 10

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A                 $  501
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class C                 $6,801
              Class R                 $    3
              Institutional Class     $  688

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                000.2920
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class C                000.2569
              Class R                000.2672
              Institutional Class    000.3190

74U.      1.  Number of shares outstanding (000's Omitted)
              Class A                  2,946
          2.  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class C                 20,532
              Class R                     16
              Institutional Class      3,353

74V.      1.  Net asset value per share (to nearest cent)
              Class A                 $ 9.93
          2.  Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class C                 $ 9.93
              Class R                 $ 9.94
              Institutional Class     $ 9.93